SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) OCTOBER 3, 1996

                            INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                 TEXAS                                  1-9580
     (State of other jurisdiction of            (Commission File Number)
             incorporation)

                                   76-0289495
                        (IRS Employer Identification No.)

                      7135 ARDMORE HOUSTON, TEXAS         77054
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (713) 747-1025


          ____________________________________________________________
         (Former name or former address, if changed since last report.)

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ITEM 2. ACQUISITION OF DISPOSITION OF ASSETS

         On October 3, 1996, Industrial Holdings, Inc., a Texas corporation (the "Company") executed a stock purchase agreement by and among the Company, Trust "B" Under the Will of Bernard J. Bauer, Sr. ("Trust B"), and the Gertrude Bauer Trust dated December 24, 1993 (the "G. Bauer Trust"), to purchase all the outstanding capital stock (the "Shares") of American Rivet Company, Inc. ("American"). Trust B and the G. Bauer Trust are all of the shareholders (collectively the "Shareholders") of American, an Illinois corporation.

         The total purchase price (the "Purchase Price") of the Shares is $11,125,000 as adjusted for certain purchase price adjustments and is payable at closing. The Purchase Price will be adjusted on a dollar-for-dollar basis to reflect net income or losses of American from July 31, 1996 through the date of Closing and reduced for any dividends paid by American from July 31, 1996 through the date of Closing. Additionally, the G. Bauer Trust may receive American's Florida real estate as partial payment of the Purchase Price.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial Statements for Acquired Companies

              At this time, it is impracticable to provide the required financial statements for American Rivet Company, Inc. Therefore, the required financial statements will be filed as soon as they are available and in any event within sixty days after the consummation of the acquisition.

         (b)  Proforma Financial Information

              At this time, it is impracticable to provide the required pro forma financial information for American Rivet Company, Inc. Therefore, the required pro forma financial information will be filed as soon as they are available and in any event within sixty days after the consummation of the acquisition.

                                    EXHIBITS

2.1 Purchase Agreement dated October 3, 1996 by and among Industrial Holdings, Inc., Trust "B" Under the Will of Bernard J. Bauer, Sr. and the Gertrude Bauer Trust Dated December 29, 1993.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

                                          INDUSTRIAL HOLDINGS, INC.

                                          By:   /s/ CHRISTINE A. SMITH
                                                CHIEF FINANCIAL OFFICER

Date:   October 15, 1996

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                                  EXHIBIT INDEX

EXHIBIT NUMBER AND DESCRIPTION                                           PAGE

2.1 Purchase Agreement dated October 3, 1996 by and among Industrial Holdings, Inc., Trust "B" Under the Will of Bernard J. Bauer, Sr.
      and the Gertrude Bauer Trust dated December 29, 1993 ............  Ex-1

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